Exhibit 99

For Immediate Release

Contact:

Richard F. LaRoche, Jr.

Chairman of Special Committee

Telephone:

(615) 893-8490

NATIONAL HEALTH INVESTORS, INC. ANNOUNCES THE FILING OF AN AMENDMENT TO SCHEDULE 13-D

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MURFREESBORO, Tenn. (January 11, 2007) – National Health Investors, Inc. (NYSE: NHI) today announced that Andrew Adams, the Company’s Chief Executive Officer and a significant shareholder, has filed an amendment to his Schedule 13-D with the Securities and Exchange Commission.  Mr. Adams initially filed a Schedule 13-D on October 10, 2006, as amended on November 17, 2006, which contained an indication from Mr. Adams of his intent to propose to acquire the outstanding shares of National Health Investors. As previously disclosed, the Company has formed a special committee to consider Mr. Adams’ proposals.

The Special Committee of National Health Investors, consistent with its fiduciary duties and responsibilities under Maryland law and in consultation with its financial and legal advisors, will review and assess the details of the revised proposal in order to determine the appropriate course of action that will serve the best interests of the Company’s stockholders.  As previously disclosed, the Special Committee has retained The Blackstone Group L.P. as its financial advisor for the purpose of evaluating strategic alternatives to enhance stockholder value and to assist in evaluating this or any other proposed transactions.

NHI specializes in the financing of health care real estate by first mortgage and by purchase and leaseback transactions.  The common stock of National Health Investors trades on the New York Stock Exchange with the symbol NHI.  Additional information including NHI’s most recent press releases may be obtained on our web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements.  NHI cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance.  All forward-looking statements represent NHI’s judgment as of the date of this release.